Exhibit 99.1

LONE STAR	NEWS RELEASE
TECHNOLOGIES, INC.

CONTACTS
Investors:	Media:
Charles J. Keszler	Eden Abrahams / Jennifer Schaefer
(972) 770-6495	Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

LONE STAR TECHNOLOGIES ENTERS INTO JOINT VENTURE WITH BRAZIL’S
GPC GROUP TO PRODUCE FINISHED WELDED OILFIELD TUBULAR PRODUCTS

Investment in GPC’s Apolo Facility Will Further Diversify Lone Star’s Asset Base and Global
Reach; Transaction Is Expected to Be Accretive to EPS in 2007

DALLAS, October 24, 2006 — Lone Star Technologies, Inc. (NYSE: LSS) (“Lone Star”) today announced that it has entered into a definitive agreement to form a joint venture (“Joint Venture”) with Grupo Peixoto de Castro (“GPC”), a Brazilian-based holding company with businesses in the steel, oil, petrochemical, chemical, real estate and financial industries.  Under the agreement, Lone Star will acquire a 50 percent ownership stake in Apolo Mecanica e Estruturas LTDA (“Apolo Tubulars”), an oilfield tubular products facility in southeastern Brazil that is operated by Apolo (“Apolo”), for approximately $42 million.  The remaining 50 percent ownership stake will be held by GPC, and profits from the Joint Venture will be shared equally between the two partners.

Apolo Tubulars’ domestic production assets currently include a new Electric Resistance Welded (ERW) pipe mill and related finishing facilities capable of producing approximately 150,000 tons of oilfield tubular products ranging from 2 3/8” to 9 5/8”.

Through its investment in the Joint Venture, Lone Star will acquire the ability to participate in meeting the growing demand for oil country tubular goods and line pipe in Brazil and other rapidly expanding South American markets.  This transaction is a natural extension of the strategic alliance that Lone Star’s primary operating company, Lone Star Steel Company, has with Apolo, which will remain in force and will continue to give Lone Star exclusive marketing rights in North America for Apolo’s tubular products.

“We are very pleased with this opportunity to enhance our existing relationship with GPC through this Joint Venture, as we both share the same vision of offering customers best-in-class products and solutions,” said Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer.  “Our strategic investment in Apolo Tubulars will give us the opportunity to benefit from the strong growth in demand for oilfield tubular products that is anticipated to occur in many South American countries.  Together, we can offer our customers practical commercial solutions utilizing profitable, efficient and safe manufacturing as well as state-of-the-art supply chain management.”

“We are pleased to strengthen our alliance with Lone Star through this Joint Venture,” said Paulo Cesar Peixoto de Castro, President of Grupo Peixoto de Castro.  “This transaction leverages our high quality, efficient tubular manufacturing operation with Lone Star’s extensive and well-developed distribution network.  This Joint Venture will expand our domestic and international product offerings and distribution capabilities, giving us the resources to provide a wider range of products for the domestic energy market, which will enable us to generate improved returns from our tubular business. We look forward to pursuing the many opportunities we can jointly create for our companies by working together.”

The Joint Venture, which is expected to be accretive to Lone Star’s EPS in 2007, will be financed with general corporate resources.

The Joint Venture Company will have its own board of directors initially consisting of six directors. GPC and Lone Star will each be entitled to nominate half of the total number of directors.  Management is expected to consist primarily of current managers of Apolo Tubulars.

About Lone Star Technologies, Inc.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products, including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

About Grupo Peixoto de Castro (GPC)

Grupo Peixoto de Castro is a Brazilian holding company whose principal operating subsidiaries manufacture and distribute refined petroleum-derived products, lubricants, chemicals and petrochemicals, steel tubular products and refractory materials. The Group is also active in the banking and real estate industries.

This release may contain forward-looking statements based on assumptions that are subject to a wide range of business risks, including risks typically arising from investments in foreign countries, including exchange rate, currency and profit repatriation risks.  There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.